Exhibit 99.1

UPS RELEASES 3Q 2023 EARNINGS

•Consolidated Revenues of $21.1B, Compared to $24.2B Last Year
•Consolidated Operating Profit of $1.3B; Adjusted* Consolidated Operating Profit of $1.6B
•Consolidated Operating Margin of 6.4%; Adj. Consolidated Operating Margin of 7.7%
•Diluted EPS of $1.31; Adj. Diluted EPS of $1.57, Compared to $2.99 Last Year

ATLANTA – October 26, 2023 – UPS (NYSE:UPS) today announced third-quarter 2023 consolidated revenues of $21.1 billion, a 12.8% decrease from the third quarter of 2022. Consolidated operating profit was $1.3 billion, down 56.9% compared to the third quarter of 2022, and down 48.7% on an adjusted basis. Diluted earnings per share were $1.31 for the quarter; adjusted diluted earnings per share of $1.57 were 47.5% below the same period in 2022.

For the third quarter of 2023, GAAP results included an after-tax charge of $219 million or $0.26 per diluted share, comprised of a one-time payment of $46 million to certain U.S.-based non-union part-time supervisors, transformation and other charges of $70 million, and non-cash goodwill impairment charges of $103 million.

“While unfavorable macro-economic conditions negatively impacted global demand in the quarter, our U.S. labor contract was fully ratified in early September and volume that diverted during our labor negotiations is starting to return to our network. I want to thank all UPSers for their hard work and efforts during this challenging time and for once again providing industry-leading service to our customers,” said Carol Tomé, UPS chief executive officer. “Looking ahead, we are well-prepared for the peak holiday season.”
U.S. Domestic Segment

	3Q 2023	Adjusted 3Q 2023	3Q 2022	Adjusted 3Q 2022
Revenue	$13,660 M		$15,374 M
Operating profit	$571 M	$665 M	$1,666 M	$1,686 M

•Revenue decreased 11.1%, driven by a 11.5% decrease in average daily volume, which was partially offset by a 2.0% increase in revenue per piece.
•Operating margin was 4.2%; adjusted operating margin was 4.9%.

International Segment

	3Q 2023	Adjusted 3Q 2023	3Q 2022	Adjusted 3Q 2022
Revenue	$4,267 M		$4,799 M
Operating profit	$630 M	$675 M	$997 M	$1,004 M

•Revenue decreased 11.1%, primarily driven by a 6.6% decrease in average daily volume and continued softness on Asia and Europe trade lanes.
•Operating margin was 14.8%; adjusted operating margin was 15.8%.

Supply Chain Solutions1

	3Q 2023	Adjusted 3Q 2023	3Q 2022	Adjusted 3Q 2022
Revenue	$3,134 M		$3,988 M
Operating profit	$142 M	$275 M	$450 M	$459 M
1 Consists of operating segments that do not meet the criteria of a reportable segment under ASC Topic 280 – Segment Reporting.

•Revenue decreased 21.4% due primarily to market rate and volume declines in forwarding, partially offset by growth in healthcare.
•Operating margin was 4.5%; adjusted operating margin was 8.8%.

2023 Outlook
The company provides certain guidance on an adjusted (non-GAAP) basis because it is not possible to predict or provide a reconciliation reflecting the impact of future pension adjustments or other unanticipated events, which would be included in reported (GAAP) results and could be material.

UPS is updating its full-year 2023 consolidated revenue and adjusted operating margin targets primarily to reflect global macro-economic uncertainty. UPS now expects full-year 2023 consolidated revenue to be between $91.3 billion and $92.3 billion and a consolidated adjusted operating margin of between 10.8% and 11.3%.

The company is maintaining its full-year planned capital expenditures target of about $5.3 billion and dividend payment expectations of around $5.4 billion, subject to board approval. UPS now expects full-year 2023 share repurchases to be approximately $2.25 billion. The effective tax rate for the full year is expected to be approximately 22%.

* “Adjusted” amounts are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure.

Contacts:
UPS Media Relations: 404-828-7123 or pr@ups.com
UPS Investor Relations: 404-828-6059 (option 4) or investor@ups.com

# # #

Conference Call Information

UPS CEO Carol Tomé and CFO Brian Newman will discuss third-quarter results with investors and analysts during a conference call at 8:30 a.m. ET, October 26, 2023. That call will be open to others through a live Webcast. To access the call, go to www.investors.ups.com and click on “Earnings Conference Call.” Additional financial information is included in the detailed financial schedules being posted on www.investors.ups.com under “Quarterly Earnings and Financials” and as furnished to the SEC as an exhibit to our Current Report on Form 8-K.

About UPS

UPS (NYSE: UPS) is one of the world’s largest companies, with 2022 revenue of $100.3 billion, and provides a broad range of integrated logistics solutions for customers in more than 200 countries and territories. Focused on its purpose statement, “Moving our world forward by delivering what matters,” the company’s more than 500,000 employees embrace a strategy that is simply stated and powerfully executed: Customer First. People Led. Innovation Driven. UPS is committed to reducing its impact on the environment and supporting the communities we serve around the world. UPS also takes an unwavering stance in support of diversity, equity and inclusion. More information can be found at www.ups.com, about.ups.com and www.investors.ups.com.

Forward-Looking Statements

This release, our Annual Report on Form 10-K for the year ended December 31, 2022 and our other filings with the Securities and Exchange Commission contain and in the future may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than those of current or historical fact, and all statements accompanied by terms such as “will,” “believe,” “project,” “expect,” “estimate,” “assume,” “intend,” “anticipate,” “target,” “plan,” and similar terms, are intended to be forward-looking statements. Forward-looking statements are made subject to the safe harbor provisions of the federal securities laws pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

From time to time, we also include written or oral forward-looking statements in other publicly disclosed materials. Forward-looking statements may relate to our intent, belief, forecasts of, or current expectations about our strategic direction, prospects, future results, or future events; they do not relate strictly to historical or current facts. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any forward-looking statements because such statements speak only as of the date when made and the future, by its very nature, cannot be predicted with certainty.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or anticipated results. These risks and uncertainties, include, but are not limited to the impact of: continued uncertainties related to the COVID-19 pandemic; changes in general economic conditions, in the U.S. or internationally; industry evolution and significant competition; changes in our relationships with any of our significant customers; our ability to attract and retain qualified employees; strikes, work stoppages or slowdowns by our employees; results of negotiations and ratifications of labor contracts; our ability to maintain our brand image and corporate reputation; increased or more complex physical security requirements; a significant data breach or information technology system disruption; global climate change; interruptions in or impacts on our business from natural or man-made events or disasters including terrorist attacks, epidemics or pandemics; exposure to changing economic, political and social developments in international markets; our ability to realize the anticipated benefits from acquisitions, dispositions, joint ventures or strategic alliances; changing prices of energy, including gasoline, diesel and jet fuel, or interruptions in supplies of these commodities; changes in exchange rates or interest rates; our ability to accurately forecast our future capital investment needs; significant expenses and funding obligations relating to employee health, retiree health and/or pension benefits; our ability to manage insurance and claims expenses; changes in business strategy, government regulations, or economic or market conditions that may result in impairments of our assets; potential additional U.S. or international tax liabilities; increasingly stringent laws and regulations, including relating to climate change; potential claims or litigation related to labor and employment, personal injury, property damage, business practices, environmental liability and other matters; and other risks discussed in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2022, and subsequently filed reports. You should consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of predictions contained in such forward-looking statements. We do not undertake any obligation to update forward-looking statements to reflect events, circumstances, changes in expectations, or the occurrence of unanticipated events after the date of those statements, except as required by law.

From time to time, we expect to participate in analyst and investor conferences. Materials provided or displayed at those conferences, such as slides and presentations, may be posted on our investor relations website at www.investors.ups.com under the heading "Presentations" when made available. These presentations may contain new material nonpublic information about our company and you are encouraged to monitor this site for any new posts, as we may use this mechanism as a public announcement.

Reconciliation of GAAP and Non-GAAP Financial Measures

We supplement the reporting of our financial information determined under generally accepted accounting principles ("GAAP") with certain non-GAAP financial measures.
Adjusted financial measures should be considered in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. Our adjusted financial measures do not represent a comprehensive basis of accounting and therefore may not be comparable to similarly titled measures reported by other companies.
Forward-Looking Non-GAAP Metrics
From time to time when presenting forward-looking non-GAAP metrics, we are unable to provide quantitative reconciliations to the most closely correlated GAAP measure due to the uncertainty in the timing, amount or nature of any adjustments, which could be material in any period.
Changes in Foreign Currency Exchange Rates and Hedging Activities
We supplement the reporting of revenue, revenue per piece and operating profit with adjusted measures that exclude the period-over-period impact of foreign currency exchange rate changes and hedging activities. We believe currency-neutral revenue, revenue per piece and operating profit information allows users of our financial statements to understand growth trends in our products and results. We evaluate the performance of International Package and Supply Chain Solutions on this currency-neutral basis.
Currency-neutral revenue, revenue per piece and operating profit are calculated by dividing current period reported U.S. Dollar revenue, revenue per piece and operating profit by the current period average exchange rates to derive current period local currency revenue, revenue per piece and operating profit. The derived amounts are then multiplied by the average foreign currency exchange rates used to translate the comparable results for each month in the prior year period (including the period-over-period impact of foreign currency hedging activities). The difference between the current period reported U.S. Dollar revenue, revenue per piece and operating profit and the derived current period U.S. Dollar revenue, revenue per piece and operating profit is the period-over-period impact of currency fluctuations.
Incentive Compensation Program Design Changes
During 2022, we completed certain structural changes to the design of our incentive compensation programs that resulted in a one-time, non-cash charge in connection with the accelerated vesting of certain equity incentive awards that we do not expect to repeat. We supplement the presentation of our operating profit, operating margin, income before income taxes, net income and earnings per share with non-GAAP measures that exclude the impact of these changes. We believe excluding the impacts of such changes allows users of our financial statements to more appropriately identify underlying growth trends in compensation and benefits expense.
Long-lived Asset Estimated Residual Value Changes
During the fourth quarter of 2022, we incurred a one-time, non-cash charge resulting from a reduction in the estimated residual value of our MD-11 fleet. We supplement the presentation of our operating profit, operating margin, income before income taxes, net income and earnings per share with non-GAAP measures that exclude the impact of this charge. We believe excluding the impact of this charge better enables users of our financial statements to understand the ongoing cost associated with our long-lived assets.
Transformation Charges, and Goodwill, Asset Impairment and Divestiture Charges
We supplement the presentation of our operating profit, operating margin, income before income taxes, net income and earnings per share with non-GAAP measures that exclude the impact of charges related to transformation activities, and goodwill, asset impairment and divestiture charges. We believe excluding the impact of these charges better enables users of our financial statements to view and evaluate underlying business performance from the perspective of management. We do not consider these costs when evaluating the operating performance of our business units, making decisions to allocate resources or in determining incentive compensation awards.
One-Time Compensation Payment
We supplement the presentation of our operating profit, operating margin, income before income taxes, net income and earnings per share with non-GAAP measures that exclude the impact of a one-time payment made to certain U.S.-based, non-union part-time supervisors following the ratification of our labor agreement with the Teamsters. We do not expect this or similar payments to recur. We believe excluding the impact of this one-time payment better enables users of our financial statements to view and evaluate underlying business performance from the same perspective as management.
Defined Benefit Pension and Postretirement Medical Plan Gains and Losses
We recognize changes in the fair value of plan assets and net actuarial gains and losses in excess of a 10% corridor (defined as 10% of the greater of the fair value of plan assets or the plan's projected benefit obligation), as well as gains and losses resulting from plan curtailments and settlements, for our pension and postretirement defined benefit plans immediately as part of Investment income and other in the statements of consolidated income. We supplement the presentation of our income before income taxes, net income and earnings per share with adjusted measures that exclude the impact of these gains and losses and the related income tax effects. We believe excluding these defined benefit plan gains and losses provides important supplemental information by removing the volatility associated with plan amendments and short-term changes in market interest rates, equity values and similar factors.
Free Cash Flow
We calculate free cash flow as cash flows from operating activities less capital expenditures, proceeds from disposals of property, plant and equipment, and plus or minus the net changes in other investing activities. We believe free cash flow is an important indicator of how much cash is generated by our ongoing business operations and we use this as a measure of incremental cash available to invest in our business, meet our debt obligations and return cash to shareowners.
Adjusted Return on Invested Capital
Adjusted ROIC is calculated as the trailing twelve months (“TTM”) of adjusted operating income divided by the average of total debt, non-current pension and postretirement benefit obligations and shareowners’ equity, at the current period end and the corresponding period end of the prior year. Because adjusted ROIC is not a measure defined by GAAP, we calculate it, in part, using non-GAAP financial measures that we believe are most indicative of our ongoing business performance. We consider adjusted ROIC to be a useful measure for evaluating the effectiveness and efficiency of our long-term capital investments.
Adjusted Total Debt / Adjusted EBITDA
Adjusted total debt is defined as our long-term debt and finance leases, including current maturities, plus non-current pension and postretirement benefit obligations. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted for the impacts of incentive compensation program redesign, transformation and other costs, defined benefit plan gains and losses and other income. We believe the ratio of adjusted total debt to adjusted EBITDA is an important indicator of our financial strength, and is a ratio used by third parties when evaluating the level of our indebtedness.

Reconciliation of GAAP and Non-GAAP Income Statement Items
(in millions, except per share data):

Three Months Ended September 30, 2023

	As Reported (GAAP)	One-Time Compensation(1)	Goodwill Impairment Charges(2)	Transformation & Other Adj.(3)	As Adjusted (Non-GAAP)
U.S. Domestic Package	$13,089	$61	$—	$33	$12,995
International Package	3,637	—	—	45	3,592
Supply Chain Solutions	2,992	—	117	16	2,859
Operating Expense	19,718	61	117	94	19,446

U.S. Domestic Package	571	61	—	33	665
International Package	630	—	—	45	675
Supply Chain Solutions	142	—	117	16	275
Operating Profit	1,343	61	117	94	1,615

Other Income and (Expense):
Other pension income (expense)	66	—	—	—	66
Investment income (expense) and other	58	—	—	—	58
Interest expense	(199)	—	—	—	(199)
Total Other Income (Expense)	(75)	—	—	—	(75)

Income Before Income Taxes	1,268	61	117	94	1,540
Income Tax Expense	141	15	14	24	194
Net Income	$1,127	$46	$103	$70	$1,346

Basic Earnings Per Share	$1.31	$0.05	$0.12	$0.09	$1.57

Diluted Earnings Per Share	$1.31	$0.05	$0.12	$0.09	$1.57

(1) Represents a one-time payment of $61 million to certain U.S.-based non-union part-time supervisors.
(2) Reflects goodwill impairment charges of $117 million within Supply Chain Solutions.
(3) Reflects other employee benefits costs of $80 million and other costs of $14 million.

Reconciliation of GAAP and Non-GAAP Income Statement Items
(in millions, except per share data):

Nine Months Ended September 30, 2023

	As Reported (GAAP)	One-Time Compensation(1)	Goodwill Impairment Charges(2)	Transformation & Other Adj.(3)	As Adjusted (Non-GAAP)
U.S. Domestic Package	$39,404	$61	$—	$134	$39,209
International Package	10,884	—	—	42	10,842
Supply Chain Solutions	9,089	—	125	60	8,904
Operating Expense	59,377	61	125	236	58,955

U.S. Domestic Package	3,639	61	—	134	3,834
International Package	2,341	—	—	42	2,383
Supply Chain Solutions	684	—	125	60	869
Operating Profit	6,664	61	125	236	7,086

Other Income and (Expense):
Other pension income (expense)	198	—	—	—	198
Investment income (expense) and other	226	—	—	—	226
Interest expense	(578)	—	—	—	(578)
Total Other Income (Expense)	(154)	—	—	—	(154)

Income Before Income Taxes	6,510	61	125	236	6,932
Income Tax Expense	1,407	15	16	57	1,495
Net Income	$5,103	$46	$109	$179	$5,437

Basic Earnings Per Share	$5.93	$0.05	$0.13	$0.21	$6.32

Diluted Earnings Per Share	$5.92	$0.05	$0.13	$0.21	$6.31

(1) Represents a one-time payment of $61 million to certain U.S.-based non-union part-time supervisors.
(2) Reflects goodwill impairment charges of $125 million within Supply Chain Solutions.
(3) Reflects other employee benefits costs of $178 million and other costs of $58 million.

Reconciliation of Currency Adjusted Revenue, Revenue Per Piece,
and Adjusted Operating Profit
(in millions, except per piece data)

Three Months Ended September 30,

	2023 As Reported (GAAP)	2022 As Reported (GAAP)	% Change (GAAP)	Currency Impact	2023 Currency Neutral (Non-GAAP)(1)	% Change (Non-GAAP)
Average Revenue Per Piece:
International Package:
Domestic	$7.73	$7.31	5.7%	$(0.21)	$7.52	2.9%
Export	33.09	34.77	(4.8)%	(0.21)	32.88	(5.4)%
Total International Package	$20.78	$21.07	(1.4)%	$(0.21)	$20.57	(2.4)%

Consolidated	$13.81	$13.58	1.7%	$(0.03)	$13.78	1.5%

Revenue:
U.S. Domestic Package	$13,660	$15,374	(11.1)%	$—	$13,660	(11.1)%
International Package	4,267	4,799	(11.1)%	(43)	4,224	(12.0)%
Supply Chain Solutions	3,134	3,988	(21.4)%	(24)	3,110	(22.0)%
Total revenue	$21,061	$24,161	(12.8)%	$(67)	$20,994	(13.1)%

	2023 As Adjusted (Non-GAAP)	2022 As Adjusted (Non-GAAP)	% Change (Non-GAAP)	Currency Impact	2023 As Adjusted Currency Neutral (Non-GAAP)(1)	% Change (Non-GAAP)
As Adjusted Operating Profit(2):
U.S. Domestic Package	$665	$1,686	(60.6)%	$—	$665	(60.6)%
International Package	675	1,004	(32.8)%	32	707	(29.6)%
Supply Chain Solutions	275	459	(40.1)%	6	281	(38.8)%
Total operating profit	$1,615	$3,149	(48.7)%	$38	$1,653	(47.5)%

(1) Amounts adjusted for period over period foreign currency exchange rate and hedging differences.
(2) Amounts adjusted for transformation & other.

Reconciliation of Currency Adjusted Revenue, Revenue Per Piece,
and Adjusted Operating Profit
(in millions, except per piece data)

Nine Months Ended September 30,

	2023 As Reported (GAAP)	2022 As Reported (GAAP)	% Change (GAAP)	Currency Impact	2023 Currency Neutral (Non-GAAP)(1)	% Change (Non-GAAP)
Average Revenue Per Piece:
International Package:
Domestic	$7.66	$7.43	3.1%	$0.15	$7.81	5.1%
Export	33.26	35.26	(5.7)%	0.34	33.60	(4.7)%
Total International Package	$20.72	$21.22	(2.4)%	$0.24	$20.96	(1.2)%

Consolidated	$13.82	$13.52	2.2%	$0.04	$13.86	2.5%

Revenue:
U.S. Domestic Package	$43,043	$45,957	(6.3)%	$—	$43,043	(6.3)%
International Package	13,225	14,748	(10.3)%	152	13,377	(9.3)%
Supply Chain Solutions	9,773	12,600	(22.4)%	33	9,806	(22.2)%
Total revenue	$66,041	$73,305	(9.9)%	$185	$66,226	(9.7)%

	2023 As Adjusted (Non-GAAP)	2022 As Adjusted (Non-GAAP)	% Change (Non-GAAP)	Currency Impact	2023 As Adjusted Currency Neutral (Non-GAAP)(1)	% Change (Non-GAAP)
As Adjusted Operating Profit(2):
U.S. Domestic Package	$3,834	$5,246	(26.9)%	$—	$3,834	(26.9)%
International Package	2,383	3,328	(28.4)%	115	2,498	(24.9)%
Supply Chain Solutions	869	1,457	(40.4)%	(2)	867	(40.5)%
Total operating profit	$7,086	$10,031	(29.4)%	$113	$7,199	(28.2)%

(1) Amounts adjusted for period over period foreign currency exchange rate and hedging differences.
(2) Amounts adjusted for transformation & other.

Reconciliation of Free Cash Flow (Non-GAAP measure)
(in millions):

Nine Months Ended September 30,
2023
Cash flows from operating activities	$7,827
Capital expenditures	(3,109)
Proceeds from disposals of property, plant and equipment	167
Other investing activities	2
Free Cash Flow (Non-GAAP measure)	$4,887

Reconciliation of Adjusted Debt to Adjusted EBITDA (Non-GAAP measure)
(in millions):

TTM(1) Ended
September 30,
2023
Net income	$8,556
Add back:
Income tax expense	2,421
Interest expense	760
Depreciation & amortization	3,387
EBITDA	$15,124
Add back (deduct):
Incentive compensation program redesign	505
One-time compensation	61
Goodwill impairment charges	125
Transformation and other	282
Defined benefit plan (gains) and losses	(1,028)
Investment income and other pension income	(850)
Adjusted EBITDA	$14,219

Debt and finance leases, including current maturities	$21,125
Add back:
Non-current pension and postretirement benefit obligations	4,670
Adjusted total debt	$25,795

Adjusted total debt/Net income	3.01

Adjusted total debt/adjusted EBITDA (Non-GAAP)	1.81

(1) Trailing twelve months.

Reconciliation of Adjusted Return on Invested Capital (Non-GAAP measure)
(in millions):

TTM(1) Ended
September 30,
2023
Net income	$8,556
Add back (deduct):
Income tax expense	2,421
Interest expense	760
Other pension (income) expense	(1,523)
Investment (income) expense and other	(355)
Operating profit	$9,859
Incentive compensation program redesign	505
Long-lived asset estimated residual value changes	76
One-time compensation	61
Goodwill impairment charges	125
Transformation and other	282
Adjusted operating profit	$10,908

Average debt and finance leases, including current maturities	20,738
Average pension and postretirement benefit obligations	5,709
Average shareowners' equity	18,084
Average invested capital	$44,531

Net income to average invested capital	19.2%

Adjusted Return on Invested Capital (Non-GAAP)	24.5%

(1) Trailing twelve months.